Exhibit 10.13

Escape Artists Productions, LLC
10202 West Washington Boulevard
Astaire Building, 3`d Floor
Culver City, California 90232

As of February 15, 2002

Platinum Studios, LLC
c/o Wyman & Isaacs, LLP
8840 Wilshire Boulevard, 2d Floor
Beverly Hills, California 90211
Attention: Bob Wyman

RE: "COWBOYS AND ALIENS" / Option and Acquisition of Rights Ladies and Gentlemen:

The following terms, and all exhibits attached hereto (all of which are made a part hereof and incorporated herein by this reference), constitute the agreement ("Agreement") between Platinum Studios, LLC, a California limited liability company ("Owner") and Escape Artists Productions, LLC ("Company"), with respect to the unpublished comic book series and related literary materials (except for publication of a comic book "Ashcan Mini Comic" in May of 1997]) entitled "Cowboys and Aliens" ("Work"), created by Scott Mitchell Rosenberg ("Author"), and owned by Owner, and registered for copyright in the United States Copyright Office by Platinum Studios as the copyright claimant on May 19,1997, Entry No. VAU-349-417 and registered for Trademark in the United States Office of Patents and Trademarks on February 24, 1998, as Entry No.2139278.

1.	CONDITIONS PRECEDENT. All of Company's obligations hereunder are subject to satisfaction of the following conditions precedent:

1.1	Executed Agreements. Company's receipt of fully executed copies of this Agreement; and

1.2	Chain-of-Title. Company's receipt and approval of all chain-of-title documentation (including, without limitation, fully executed copies of any releases required under Section 17 below) in connection with the Property (as defined in Section 2 hereinbelow) and Company's approval of the copyright status of the Property. Satisfaction of this condition is waived.

2.
PROPERTY. As used herein, the term Property shall mean all right, title and interest of every kind and nature in and to the Work whenever created, subject only to Section 10 below, including all past, present and future issues of the Work and all related treatments and intellectual property, and including without limitation all past, present and future copyrights, trademarks (subject only to Section 10 below), trade names, service marks, logos (and other marks and indicia of the Property) and other intellectual property rights or other rights of any kind relating thereto, whether now known or hereafter devised, and any renewals, extensions, restorations or resuscitations thereof, including without limitation all of the following:

2.1
Characters. Any and all characters ("Characters") contained in the Work, excluding only any "Excluded Characters", as defined in Section 10.1.2 hereinbelow. Owner represents and agrees that as of the date of signature of this Agreement there are no Excluded Characters except for the so called "Grays" as defined in Section 10.1.2 below. Owner further represents and agrees that none of the characters in the screenplay by Thompson Evans dated July 34, 2002 are "Excluded Characters" except for the so called "Grays";

2.2	Individual Storylines. All plots, storylines, scenes, settings, incidents, titles, themes, contents, characterizations, dialogue, scenarios, special effects, translations, adaptations and other elements (including, without limitation, visual elements) created, described and/or appearing in the Work

2.3	Underlying Materials. All literary, dramatic or other material or copyrighted works of any nature on which the Work (i.e., the characters, themes, settings and stories) is directly based or derived from (a complete list of the currently existing materials comprising the Work is set forth in Schedule 1 and incorporated herein by this reference) subject to the limitations and reservation of rights set forth in Section 10.1.2;

2.4	Other Material. All literary, dramatic or other material or copyrighted works of any nature based on or derived from the Work; and

2.5	Documents: All contracts, agreements, assignments and instruments of every kind and character under which Owner may have heretofore acquired or may hereafter acquire any right, title or interest in or to the Work (a complete list of such currently existing documents is set forth in Schedule 2 and incorporated herein by this reference).

3.
OPTION. Owner hereby grants to Company the sole, irrevocable and exclusive option ("Option") to acquire from Owner, forever and throughout the universe and in any and all languages, the Rights (as defined in Section 8 below) in and to the Property.

4.	OPTION TERM.

4.1     Option Period. The Option shall commence as of February 15, 2002, and, subject to Section 4.2 hereof shall continue for two (2) years thereafter ("Initial Option Period"); provided, however, that Company shall have the right, exercisable by written notice to Owner and payment of the Second Option Payment to Owner at any time prior to the expiration of the Initial Option Period, to extend the Option for an additional period of twelve (12) months ("First Option Extension") commencing upon the expiration of the Initial Option Period. The Initial Option Period and the First Option Extension shall be referred to collectively as the "Option Period." Company may exercise the Option by written notice given to Owner at any time on or before the expiration of the Option Period and, pursuant to the terms and conditions of this Agreement, concurrently paying the "Purchase Price" as defined below.

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4.2     Extensions. The Option Period shall be automatically extended (provided, that Company shall notify Owner of any extension of the Option Period pursuant to this Section 4.2 in writing within a reasonable time thereafter, but failure to deliver such written notice shall not be deemed a breach by Company or otherwise limit the effectiveness of such extension):

4.2.1 For the duration of any "Event of Force Majeure" (as defined in Section 20.6 hereinbelow) and such additional time (not to exceed ten [10] business days) as is reasonably necessary for Company to recommence its usual business operations provided, however, that any extension of the Option Period based on an Event of Force Majeure which affects Company but does not affect any other major motion picture company shall not exceed twelve (12) months.

4.2.2 For the duration of any material breach or default by Owner and/or Author of any representation, warranty or agreement made hereunder, or of any claim or litigation asserted against Owner and/or Company relating to the Property which (in Company's good faith judgment) materially interferes with Company's development, financing, production or exploitation of the Rights (collectively, "Rights Claims") and such additional time as is reasonably necessary for Company to recommence its development of the Property (not to exceed ten [10] business days); provided, that any such extension based upon a claim shall terminate upon the expiration of the applicable statute of limitations period unless litigation in respect of such claim has theretofore been commenced by the claimant. Any extension under this Section 4.2.2 will terminate if after receipt of actual notice of the applicable claim or litigation, Company commences production of a Motion Picture based on the Property. If the resolution of any such litigation indicates an actual breach of Owner's representations and warranties hereunder, or if after such resolution Company cannot acquire the Rights free and clear of all claims, liens, and demands in accordance with Owner's representations and warranties hereunder, Company, in addition to all of its legal and equitable remedies, may rescind this Agreement, in which event Owner shall refund any payments received from Company in connection with the Property. Owner's representations and warranties and indemnification obligations and Company's indemnification and insurance obligations shall survive any such rescission.

4.2.3 If the last day of the Option Period falls on a Saturday, Sunday, or holiday, through and including the next business day following such Saturday, Sunday or holiday (as used herein, "holiday" means any holiday which is recognized by the State of California and/or the federal government).

4.2.4 For the period of time equal to the aggregate of any and all time periods (if any) during which Owner is in breach or default under any provision of this Agreement.

5.
CONSIDERATION: As consideration for the grant of Rights to Company under this Agreement and for all of the promises, representations and warranties made by Owner hereunder, Company shall pay Owner the following:

5.1 With respect to the Initial Option Period, Twelve Thousand Five Hundred Dollars ($12,500) ("Initial Option Payment"). Owner acknowledges receipt of the Initial Option Payment.

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5.2    If Company elects to extend the Option for the First Option Extension, the sum of Twelve Thousand Five Hundred Dollars ($12,500) ("Second Option Payment") together with Company's notice to Owner of such election.

5.3
If Company exercises the Option, the sum of Two Million Dollars ($2,000,000) less the Initial Option Payment and the First Option Extension Payment (if such payment is made) ("Purchase Price"), and subject to Section 5.4 hereinbelow, upon Company's exercise of the Option; provided, however, if Company commences principal photography of a "Motion Picture" (as defined in Section 20.3, below) based upon or adapted from the Property prior to exercising the Option, the Option shall be deemed to have been exercised as of the date of commencement of principal photography of such Motion Picture, and the Purchase Price shall be due and payable no later than five (5) business days following said commencement of principal photography.

5.4     If Company in its sole discretion makes any payment in the form of a fixed amount (and excluding any payment in the form of contingent compensation) to Universal Pictures or any other third party (including, for example, any amount paid to an errors and omissions insurance carrier for an increased premium) in order to acquire rights or make settlements regarding previous materials developed based on the Property, then for the first Motion Picture based on or adapted from the Property only ("First Picture"), Company shall have the right to reduce the Purchase Price by an amount equal to 25% of any such payments until the Purchase Price has been reduced to One Million Six Hundred Twenty Five Thousand Dollars ($1,625,000); provided further, Owner shall have the right to participate in any settlement negotiations; and provided, further, that the first Fifty Thousand Dollars ($50,000) of the cost of any errors and omissions insurance premium beyond the customary premium for a typical studio theatrical motion picture shall be borne by Company. Notwithstanding the foregoing, if the First Picture is produced by or with DreamWorks or Universal there shall be no such right of offset. Further, if Company disregards a reasonable requirement of the errors and omissions insurance carrier or the domestic distributor's legal counsel, then Owner shall not be subject to offset for any claim arising out of such particular matter. Owner represents and warrants that Owner has provided Company with copies of all the screenplays developed by Universal and/or DreamWorks while the project was under option to Universal pursuant to the Literary Option Purchase Agreement dated as of May 16, 1997 between Universal and Owner, (the "Universal Agreement"), a complete list of which screenplays is set forth on Schedule 3 and incorporated herein by this reference (the "Universal Screenplays"), and that to the best knowledge of Owner the aggregate hard cost investment in development at Universal and/or DreamWorks does not exceed $2,000,000.

6.	BOX OFFICE BONUSES.

6.1     At such time, if ever, that the domestic theatrical box office receipts (i.e., United States and Canada) ("DBO") as reported in Daily Variety that the First Picture has earned equals the greater of (a) One Hundred Million Dollars ($100,000,000) or (b) an amount equal to the actual cost of production of the First Picture (inclusive of the costs of financing, completion bond, overhead computed at the rate of ten percent (10%), but exclusive of pre-breakeven gross third party participations) plus Thirty Million Dollars ($30,000,000) ("First Box Office Breakpoint"), Owner shall be entitled to receive the sum of Two hundred Thousand Dollars($200,000), which shall be payable within thirty (30) days after the date of publication of such report; plus

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6.2           At such time, if ever, that the DBO that the First Picture has earned equals First Box Office Breakpoint plus Thirty Million Dollars ($30,000,000) in DBO, Owner shall be entitled to receive the sum of Two Hundred Thousand Dollars ($200,000), which shall be payable within thirty (30) days after the date of publication of such report; plus

6.3           At such time, if ever, that the DBO that the First Picture has earned equals First Box Office Breakpoint plus Sixty Million Dollars ($60,000,000) in DBO, Owner shall be entitled to receive the sum of Two Hundred Thousand Dollars ($200,000), which shall be payable within thirty (30) days after the date of publication of such report; plus

6.4           At such time, if ever, that the DBO that the First Picture has earned equals First Box Office Breakpoint plus Ninety Million Dollars ($90,000,000) in DBO, Owner shall be entitled to receive the sum of Two hundred Thousand Dollars ($200,000), which shall be payable within thirty (30) days after the date of publication of such report; plus

6.5           At such time, if ever, that the DBO that the First Picture has earned equals First Box Office Breakpoint plus One Hundred Twenty Million Dollars ($120,000,000) in DBO, Owner shall be entitled to receive the sum of Two Hundred Thousand Dollars ($200,000), which shall be payable within thirty (30) days after the date of publication of such report; plus

6.6           At such time, if ever, that the DBO that the First Picture has earned equals First Box Office Breakpoint plus One Hundred Fifty Million Dollars ($150,000,000) in DBO, Owner shall be entitled

6A	PARTICIPATION.

.
6A.1   Contingent Compensation. The following amounts ("Percentage Contingent Compensation") the greater of:

A.           ONE AND ONE QUARTER PERCENT (1.25%) of the "Gross Proceeds," if any, of the First Picture from and after "First Artificial Breakeven" (as defined below); or

B.           TWO AND ONE HALF PERCENT (2.5%) of the "Net Proceeds," if any, of the Picture from and after "Initial Actual Breakeven" (as defined below).

Company makes no representation that the Picture will generate any Gross Proceeds, or any particular amount of Net Proceeds. Neither Lender nor Artist shall have any right or authority to make any commitment with respect to any Third Party Participations.

6A.2    Definitions.

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A.
"Gross Receipts," "Gross Proceeds" and "Net Proceeds" shall be defined, computed, accounted for and paid in accordance with Columbia Pictures' ("Columbia") standard definition of Gross and Net Proceeds attached hereto as Exhibit A (as modified by the rider attached thereto), provided that in all territories where the Picture is licensed to an EA output partner for a minimum guarantee, then "Gross Receipts" from such territories shall be the net payment received by Columbia from such territories net of all actual out of pocket third party costs and expenses including the sales fee payable to Summit Entertainment.

B.
"First Artificial Breakeven" means that point, if ever, at which Net Proceeds are first reached, but all distribution fees of greater than Twenty Percent (20%) on all Gross Receipts, shall be deemed to be Twenty Percent (20%) in lieu of the Distribution Fees provided for in Company's standard definition of "Net Proceeds."

C.
 "Initial Actual Breakeven" means that point, if ever, at which Net Proceeds are first reached (i.e., applying Company's standard Distribution Fees as provided in Company's attached definition of "Net Proceeds" as modified by the rider attached thereto).

7.
PRE-PRODUCTION ACTIVITIES. Company shall have the right during the Option Period to cause to be written screenplays, treatments, outlines and other material based in whole or in part on the Property, and generally to engage in any and all development and/or pre-production activities in respect of the Property, including without limitation all so-called pre-sales and other activities in connection with arrangements for financing and/or distribution of any Motion Picture. Whether or not Company exercises the Option, Company shall be the sole owner of (and Owner shall have no right, title or interest in or to) any such screenplays, treatments, outlines, Motion Pictures or other material created or developed by Company or at Company's request, subject to the terms and conditions of this Agreement as otherwise set forth in Section 10 herein.

8.	RIGHTS.

8.1
Rights. If the Option is exercised, Company automatically and irrevocably shall own and be vested with, and Owner automatically and irrevocably shall be deemed to have granted, conveyed, assigned, transferred and set over to Company, exclusively and in perpetuity, for the entire universe, in any and all languages, all of Owner's right, title and interest of every kind and nature in and to the Property, including without limitation all of Owner's rights (now or hereafter known or devised) under any and all copyrights and trademarks therein and thereto (and all renewals, extensions, restorations and resuscitations thereof) and any and all rights now known and used, under any and all such copyrights in perpetuity (but in any event for not less than the period of copyright and trademarks and any and all renewals, extensions, restorations and resuscitations thereof), in any and all languages and in any and all media now known and used, now known and hereafter used, or hereafter known or devised and used for the entire universe, except for and subject to the Reserved Rights (as defined in Section 10 below) (collectively, the "Rights"). Without limiting the generality of the foregoing, the "Rights" shall in any and all events include, without limitation, all of Owner's right, title and interest in and to the following, except for and subject to the Reserved Rights: (i) the sole and exclusive Motion Picture rights, including, without limitation, the sole and exclusive right to produce one (1) or more Motion Pictures or other derivative works (including, without limitation, sequels, prequels, remakes, musicals and/or serials) based, in whole or in part, on the Property and the right to fix, release, distribute, exhibit, perform, transmit, broadcast, advertise, promote and otherwise exploit such Motion Pictures or other derivative works by any and all means and in any and all media whether now or hereafter known or devised, including, without limitation, all of the following: theatrical; non-theatrical (including airlines, ships and other carriers, military, educational, industrial and the like); pay-per-view; home video (including video-cassettes, digital videodiscs, laserdiscs, CD-ROMs and all other formats); all forms of television (including pay, free, network, syndication, cable, satellite, high definition and digital);video-on-demand, near video-on-demand, and subscription-on-demand; all forms of digital or on- line exploitation, distribution and/or transmission (including, without limitation, the internet), CD- ROMs, fiber optic or other exhibition, broadcast and/or delivery systems and/or computerized or computer-assisted media; all rights of communication to the public, rights of distribution to the public, rights of making available or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more locations or parties, whether embodied or transmitted utilizing analog, digital or other format; (ii) all ancillary, incidental and subsidiary rights including, without limitation, all merchandising, (e.g., games, computer, video and other electronic games, toys, so-called "making of' books, apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, music, music publishing, soundtrack, photonovel (using for example stills from the Picture with narrative text) (subject to Section 10.1.1), novelization (subject to Section 10.1.1), screenplay publication, interactive media, multi-media, and theme park (or other "themed" or location-based attraction) rights in and to the Property; (iii) the right to make or publish excerpts, synopses or summaries of the Property not to exceed the lesser of one thousand (1,000) words or ten percent (10%) of the Work, for purposes of advertising, publicizing or exploiting the foregoing rights in and to the Property; and (iv) Subject to Owner's Reserved Rights, the exclusive right to use the title or titles by which the Property may be now or hereafter known, or any components of any such title or titles (a) as the title of Motion Pictures and/or in connection with the advertising, marketing, publicity, promotion and other exploitation thereof, whether such Motion Pictures are based wholly or partially upon the Property, (b) in connection with songs, musical compositions, music or lyrics and/or phonorecords, (collectively, "Music") based on or derived from the Property, whether or not included in any such Motion Pictures, and (c) in connection with the publication, recordation,performance, and any other use whatsoever of the foregoing items based on or derived from the Property. Notwithstanding anything to the contrary contained herein, due to a restriction contained in that certain agreement, dated September 4, 2001, between Owner and Walt Disney Pictures Television which Owner represents and warrants is currently in effect, the first production based upon the Work may not be an animated production; provided, however, that in the event that such agreement is modified to remove such restriction, then such restriction shall not be applicable to thisAgreement.

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8.2
Approvals/Controls. As between Owner and Company, Company shall have all approvals and controls (business, creative or otherwise) with respect to the Rights and any and all Motion Pictures based upon or adapted from the Property, including, without limitation, the portrayal of the personality traits, physical appearance, living habitat and environment of the characters and elements in such Motion Pictures, and Owner acknowledges and agrees that Company shall have no obligation to portray any such item(s), character(s) or element(s) in a manner consistent with the manner such item(s), the Character(s) and/or element(s) are depicted in the Property.

9.	DROIT MORAL. Throughout the Option Period, and in perpetuity thereafter, if Company exercises the Option, Company shall have the right (to be exercised in its sole discretion) to adapt, modify, fictionalize, add to or take from the Property, and to combine the same with any other literary or musical work. In this regard, Owner hereby waives the exercise of any provision of law known as "droit moral" or any similar law which may now or hereafter be recognized in any country or place, (including, without limitation, the so-called right of paternity [droit a la paternite], right of integrity [droit au respect de l'oeuvre], right of withdrawal [droit de retrait or droit de repentir] and/or right of publication [droit divulgation]) and agrees not to institute, support, maintain or permit any action or proceeding on the ground that any Motion Picture or other version of the Property produced or exploited by Company or Company's successors, licensees or assigns in any way constitutes an infringement of any of Owner's droit moral or is in any way a defamation or mutilation of the Property or any part thereof or contains unauthorized variations, alterations, modifications, changes or translations thereof.

10.	RESERVED RIGHTS.

10.1
Reserved Rights. If the Option is exercised, then Owner hereby reserves the following rights, subject to the conditions and exceptions set forth in this Agreement ("ReservedRights"), but the rights reserved by Owner shall not relate to or include any adaptations, additions, or changes in the Work made by or by the authority of Company or the results and proceeds of any person or entity engaged by Company which shall remain at all times the sole and exclusive property of Company; provided, however, that Owner shall be entitled to utilize (i) the title, logo and artwork for the First Picture or subsequent productions in accordance with the provisions of Section 10.1.1 hereinbelow, and (ii) the characters, settings, and stories from the First Picture or subsequent productions in connection with Owner's Reserved Rights, as defined and set forth hereinbelow:

10.1.1
Comic Book Publication Rights. All comic book publication rights ("Comic Book Publication Rights") including the copyright rights and trademark rights solely in connection with the exploitation of the Comic Book Publication Rights, subject, however, to the publication rights sold and assigned to Company pursuant to Section 8 hereinabove; provided, however, that Owner shall be entitled to utilize the title and Company-created "logo" artwork for the First Picture and subsequent productions, if any, in connection with Owner's exercise of the Comic Book Publication Rights, subject only to any clearances required for such use; provided, further, that all costs for obtaining any such clearances shall be borne by Owner. The Comic Book Publication Rights shall encompass comic books, graphic novels, strips, pages, serializations, panels and art, in any format, as presented anywhere in the world, from any publisher, in any printed or in electronic delivery format, including, but not limited to: comics on CDs or CD-ROM, internet, other electronic uses now known or hereafter devised and comic books of all sizes and dimensions, art books, posters, prints, cards, art, and portfolios based on the comic book art, illustrated (i.e., illustrations of comic art) novels based on the comic book characters and text derived from the comic book(s) as opposed to text and stills from any Motion Picture produced hereunder), and limited and alternate edition version of all of the above (each referred to herein individually as a "Comic Book/Graphic Novel" and collectively as "Comic Books/Graphic Novels.)"

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10.1.2
Platinum Universe. In addition to owning the Work, Owner owns certain treatments, outlines, graphic art and other material which are part of a "universe" created and owned by Owner (i.e., various sets of characters and stories owned by Owner that can interrelate with each other visit or inhabit shared locations (the "Platinum Megaverse"). Owner retains all rights in and to the Platinum Megaverse and "Excluded Characters" other than the rights in the Work, subject, however, to the following limitations:

1.
Except as set forth in Paragraph 10 with respect to the Reserved Rights (for which there are no limitations except as set forth in this Agreement), Owner shall not have the right to exploit (or authorize or license the exploitation of) any rights in the Platinum Megaverse to the extent that the exploitation of such rights by Owner (or any licensee or purchaser thereof) is likely to be confused by a reasonable third party observer as being based upon or substantially related to the Work, or any motion pictures or ancillary rights developed or produced based on the Work, or the themes settings, characters or stories of the Work or any such motion picture(s) or such ancillary rights. For example, and without limitation of the foregoing, Owner will not exploit (or authorize or license the exploitation of) any rights in the Platinum Megaverse (other than comic book publication rights) with respect to stories depicting an epic battle between violent invading aliens who are trying to enslave and/or kill the human race and humans from the U.S. between 1820 and 1910.

2.	If Company or its successors or assigns develops one or more motion pictures based on the Work and includes additional elements which inadvertently overlap with the Platinum Megaverse, (i) such overlap shall not be deemed a breach of this Agreement or of Owner's rights or an infringement of Owner's copyright therein (provided that Owner shall have no obligation to furnish to Company any material other than the Work), and (ii) Owner shall have no rights (other than comic book publication rights) with respect to any such materials created by Company or its successors or assigns.

3.
Owner acknowledges that future to be created "Cowboys & Aliens" entitled comic books/graphic novels, are included in the grant of rights hereunder, other than "Excluded Characters" to the extent they appear in future comic books/graphic novels for the Work. An "Excluded Character" (including its settings and worlds) is defined as: an established character or other element created in or for a comic book, graphic novel or other media and which has been available to the public in such other comic book, graphic novel or other media prior to its inclusion in the Work. With respect to the publication to the public of a character in a comic book or graphic novel, the comic book or graphic novel shall have been distributed to the public to at least the minimum extent of other comic books or graphic novels distributed by Owner or companies in which Author or Owner has had a contractual or financial interest, such as Malibu Comics, Image/Awesome Comics or other independent comic companies. With respect to publication to the public of a character only on the Internet ("Internet Characters"), to be deemed an Excluded Character, an Internet Character must appear or be referred to on websites other than or in addition to those solely owned by Owner or must be accessible through a standard Internet search engine such as Yahoo! (For the avoidance of doubt, advertisements or previews appearing in a "Cowboys & Aliens" publication separate from that issue's storyline are not part of the Work.) Similarly, fictional cities, settings and worlds that appear initially outside of the Work are excluded. In connection with the foregoing, it is acknowledged that characters which reside in the same universe are not necessarily related to or derived from each other (e.g., "Superman" and "Batman" are not related characters despite the fact that may appear in media together). As of the date hereof, there are no Excluded Characters in the materials which constitute theWork. In connection with the foregoing, with respect to "Greys", the particular "Grey" character appearing in "Cowboys and Aliens" is not an Excluded Character, but the entire alien race of "Greys" is pervasive throughout the Platinum Megaverse and therefore different individual "Greys" are established outside of the Work.

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10.3
First Negotiation; Last Refusal. Company shall have the following rights of first negotiation and last refusal with respect to any proposed license, sale or other disposition by Owner of any "Termination Rights" (as defined in Section 10.4 below) (referred to in this Section 10.3 as the "Negotiable Rights"):

10.3.1	First Negotiation. If at any time subsequent to the time periods set forth in Section 10.2 above, Owner intends to license, sell, transfer, assign, hypothecate or in any way convey or dispose of any of the Negotiable Rights or any portion thereof, Owner shall, before offering such Negotiable Right(s) to any other party, give Company written notice ("Notice") identifying the Negotiable Right(s) which Owner wishes to so convey ("Offered Right(s)") and the terms on which Owner wishes to negotiate in respect of such Offered Right(s). Company shall have the right, exercisable by written notice to Owner within ten (10) business days following Company's actual receipt of the Notice, to advise Owner as to whether Company wishes to negotiate regarding the Offered Right(s). If Company notifies Owner in writing that it wishes to so negotiate, Owner and Company shall negotiate in good faith regarding such Offered Right(s). If Owner and Company reach agreement as to financial terms, including any term relating to the consideration to Owner which can be readily reducible to a determinable sum of money, upon which Owner will dispose of such Offered Right(s) to Company, such Offered Right(s) shall vest in Company, and Company and Owner shall be deemed to have an agreement with respect thereto on the same terms and conditions set forth in this Agreement to the extent the same are not inconsistent with the agreed upon financial terms. If either (A) Company fails to give Owner notice of its desire to negotiate within the aforementioned ten (10) business day period or (B) Company and Owner fail to reach an agreement regarding the Offered Right(s) within thirty (30) days following the commencement of their negotiations with respect thereto, Owner shall have the right, subject to Section 10.3.2 below, to offer the Offered Right(s) to other parties.

10.3.2	Last Refusal. Subject to Company's right of first negotiation as provided in Section 10.3.1, above, if at any time Owner receives a bona fide offer to license, lease, purchase or in any way acquire any of the Negotiable Right(s) which is less favorable to Owner than the last offer by Owner to Company with respect to the Negotiable Rights and Owner proposes to accept such offer, Owner shall notify Company in writing ("Sale Notice"). The Sale Notice shall set forth (A) the Negotiable Right(s) that are the subject of such offer ("Sale Rights"), (B) the name and address of the offeror ("Offeror"), and (C) all of the material terms and conditions of such offer, including the financial terms of the offer (collectively, the "Terms"). During the period of twenty- one (21) business days following Company's actual receipt of the Sale Notice, Company shall have the exclusive option ("Sale Rights Option") to license, lease and/or purchase the Sale Right(s) upon the Terms. If Company elects to exercise the Sale Rights Option, Company shall notify Owner accordingly within said twenty-one (21) business day period, and company shall, upon payment to Owner of the consideration specified in the Sale Notice, automatically acquire such Sale Right(s) on the Terms as supplemented by all of the terms and conditions of this Agreement not inconsistent therewith; provided, however, that Company may exclude from the Terms and may exercise the Sale Rights Option without agreeing to any Term which may not as easily be met by one person as another and/or any term which is not readily reducible to a determinable sum of money. If Company fails to exercise the Sale Rights Option within the aforementioned twenty-one (21) business day period or notifies Owner in writing that it will not exercise the Sale Rights Option, Owner may convey the Sale Right(s) to the Offeror on the Terms at any time during the following six (6) month period.

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10.3.3
ContinuinRight. The provisions of Sections10.3.1and 10.3.2shall continue in full force and effect with respect to each Negotiable Right so long as Owner retains any right, title or interest in or to such Negotiable Right, and Company's failure to acquire any Negotiable Right(s) at any time shall not affect Company's continuing rights of First Negotiation and Last Refusal with respect to any subsequent proposed license, sale or other disposition of the same or any other Negotiable Right(s). If Company exercises any Sale Rights Option, Owner shall execute and deliver to Company such fu ther instruments and documents as may be necessary to vest in Company each and all of the rights so acquired by it, although Owner's failure to do so shall not adversely affect the vesting of rights.

10.4
Termination Right. Except for Owner's reversion right set forth in Section 10.5 below, if at any time Owner is deemed to have any right to terminate any or all of the Rights granted or to be granted to Company hereunder pursuant to any provision of the copyright laws of the United States or any other copyright or similar or analogous laws, rules or regulations anywhere from time to time in effect ("Termination Right"), and if Owner (or Owner's statutory representative) ("Terminating Party") exercises any such right to terminate, the Terminating Party shall notify Company thereof in writing within the time required for the giving of such notice under applicable law, and Company shall have the rights of first negotiation and last refusal, with respect to the reacquisition of any or all of the Termination Rights so terminated prior to the Terminating Party's exercise, disposition or utilization of any such Rights, other than for a reversion pursuant to Paragraph 10.5 below.

10.5	Reversion.

10.5.1
General Terms. Subject to Section 10.5.2 below, all of Company's Rights to the Property (excluding rights in any productions already produced and all ancillary rights in connection with exploitation of such productions, which rights in perpetuity shall be owned by Company [provided Company's merchandising rights shall terminate at the time of such reversion]) will thereafter revert to Owner if there is no production of a motion picture based on the Property within six (6) years of the exercise of this Option, or no subsequent production (whether a feature film, television production or video/dvd production) commences principal photography by the later of (i) six years after the initial general theatrical release of the preceding theatrical motion picture, or (ii) three years after the final initial broadcast of any television program (including any program distributed in the internet) based on the Property, or (iii) three years from the "street date" of any straight to video/DVD product (or on demand internet production) based on the Property (it being agreed that only "good faith" legitimate productions [i.e., not productions without commercial value created solely to prevent the reversion of rights per this Section] shall postpone the reversion of rights per this Section).

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10.5.2
Option Extension Payment. Notwithstanding anything to the contrary in Section 10.5.1 above, if at any time prior to the date on which the Rights in the Property would otherwise revert to Owner Company makes to Owner the "Extension Payment" as defined below, then all time periods above shall be automatically extended for an additional 8 years from the date any of the Rights would otherwise revert to Owner hereunder. The Option Extension Payment means the amount of $2,000,000, eighty percent (80%) of which ($1,600,000) shall be applicable against any payments due pursuant to Section 12 herein and twenty percent (20%) ($400,000) shall be applicable against any payments to Scott Mitchell Rosenberg Productions f/s/o Scott Mitchell Rosenberg pursuant to the Producing Agreement dated as of February 15, 2002 for any subsequent productions which commence in that period.

10.5.3
Retention of Rights to Produced Productions. Notwithstanding anything to the contrary contained herein, Company shall retain the right to distribute, in perpetuity, any and all Motion Pictures (including television programs) which have been produced hereunder prior to such reversion.

11.	MERCHANDISING.

11.1
Approvals and Controls/Consultation. Subject to Section 11.2.2 below, as between Company and Owner, all merchandising with respect to the Property and each Motion Picture and related rights with respect to the Property and each Motion Picture shall be exercised and controlled at all times by Company. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, and provided Owner is not in default of this Agreement, and that Owner has performed all material obligations to be performed hereunder, Company shall meaningfully consult with Owner with respect to Company's exploitation of its merchandising rights in connection with the Property, including, without limitation, agreements with respect thereto, and any images, style guides, and/or products Company creates; provided, however, that Company's decisions or those of Company's domestic distributor with respect to the exploitation of such rights shall be final and binding. In this respect, Company shall provide Owner with copies of deal memos for Owner's review prior to executing same, and upon Owner's request, Company shall provide Owner with copies of all executed deal memos and long form agreements.

11.2	Merchandising Royalty Payments.

11.2.1
Owner shall be entitled to the following royalty: Thirty Five Percent (35%) of One Hundred Percent (100%) of "Net Merchandising/Interactive Receipts". "Net Merchandising/Interactive Receipts" shall be defined as gross merchandising receipts (including licensing fees received in connection with theme park rights) and gross receipts from exploitation by Columbia of "Interactive Rights" as defined below actually received by Columbia (net of returns and allowances) from licensing of the applicable rights in the Property throughout the world (including all subsequent productions) after deduction of all actual third party out of pocket costs (not to exceed five percent [5%] of gross merchandising/interactive receipts), unaffiliated third party royalties and participations (other than any participation payable to Escape Artists, LLC or its affiliates or principals), if any, actually paid by Columbia and unaffiliated foreign subagents fees (provided if any affiliate of Columbia is actually exploiting the Interactive Rights (e.g., exploitation by Sony electronics to produce product using the name and logo of the Property or licensing of rights to Sony Interactive for the production of cartridge games or on line games) then only amounts received by Columbia from such affiliate from exploitation of such Interactive Rights shall be included in the definition of Net Merchandising/Interactive Receipts and the terms of any agreement between the Studio and any such affiliate shall be comparable to an arms length transaction with an unaffiliated third party. In the event that there is no comparable transactions on which to determine what arms length terms would be with an unaffiliated third party because there is no verifiable similar prior agreements then in lieu of the percentage of Net Merchandising/Interactive Receipts set forth in this Section above, Owner shall receive a payment equal to Seven and One Half Percent (7.5%)of "Net Sony Interactive Receipts", defined as the gross sales received by Columbia or its interactive affiliate (including Sony Interactive) in respect of such Interactive Rights, less all costs of production and distribution (exclusive of interest and overhead), cash, trade, quantity or freight discounts, and net of returns and uncollectible accounts. Accounting statements, audit rights and payments shall be in accordance with Exhibit A attached hereto as modified by therider attached thereto.

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11.2.2	Intentionally Deleted.

11.2.3
Hasbro First Look. Provided the Studio that is acquiring the rights to the First Picture in the domestic territory does not have a then pre-existing agreement with a toy company for toy merchandising, Company shall require the domestic distributor to give Hasbro a "first look" at entering into a licensing agreement for toy merchandising for the First Picture, provided if the studio and Hasbro do not enter into an agreement within 15 business days of commencement of negotiations, then the studio shall have no further obligation to Hasbro.

11.2.4
Interactive Rights Definition. "Interactive Rights" shall be defined as follows: (i) all interactive software in any delivery systems, including, without limitation, magnetic semiconductor and optical media, which is compatible with (A) video game console systems, (B) computer systems, (C) optical disc-based systems, such as CD-ROM, (D) coin actuated video game systems (i.e., interactive video entertainment which is enabled by insertion of a coin, token, or debit card), including upright and table-top models and kits and boards for the foregoing, and (E) hand-held video games, and (F) any location based video games, and (G) any variations of the above (including, e.g., virtual reality based on or derived from interactive software delivery systems as opposed to virtual reality presented in another manner, as, e.g., theatrically), and (ii) notwithstanding the reservation of rights, comic books published or appearing on video and video disc and optical disc-based systems to the extent that said comic books involve interactive choices by the reader resulting in different game play scenarios (as opposed to comic books using video, video disc or optical disc-based systems as a medium akin to traditional publishing to be read by a reader without interactive choices other than for storytelling purposes [such as branching stories]).

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11.2.5
Merchandise Items Samples. Company shall cause the Studio to provide to Owner twenty (20) samples of each type of merchandise to Owner, excluding any items with a cost of $100 or more. Owner shall have the right to purchase any item of available merchandise at cost (but such items may not be resold without the written permission of Company).

12.	REMAKES AND SEQUELS/TELEVISION PROGRAMS/STAGE RIGHTS.

12.1 Theatrical Remakes and Sequels. If, and only if, (A) the First Picture is released theatrically in the United States, and (B) Company thereafter produces a theatrical Motion Picture in the English language as a "Remake" of or "Sequel" to a Motion Picture based upon the Property (as such terms are defined below), Owner shall be entitled to receive in respect of each theatrical Remake or Sequel, if any, a sum equal to One Hundred Percent (100%) of the Purchase Price (without any reduction pursuant to Paragraph 5.4 above), payable upon commencement of principal photography of such Remake or Sequel.

12.2	Television Programs.

12.2.1
U.S. Television (i.e., Network and Non-Network) Royalties. If, and only if (A) the Picture is released for commercial exhibition, and (B) Company thereafter produces, for primary exhibition and release by means of United States network or non-network television, a television production in the English language, based upon the Property, payment shall be made to Owner upon commencement of photography for each episode as follows:

(i)           Sixty Minute Episodes:

A. Initial Production Season:	$7,500 per episode;
B. Second Production Season	$9,000 per episode; and per episode.
C. Third and Subsequent Production Seasons:	$11,000

(ii)          Thirty Minute Episodes: The sums payable as a royalty in connection with series episodes which are thirty (30) minutes in length shall be one-half (1/2) of the sums payable in connection with sixty minute episodes, as set forth in Section 12.2.1 hereinabove.

12.2.2
Other Television Programs and Other Productions. The sums payable as a royalty in connection with other television programs and other productions based upon the Work (including, without limitation, MOWs, mini-series, programs intended for initial release on videocassette/videodisc), shall be negotiated in good faith, taking into account the budget of such production and Owner's then-existing quotes and/or precedent.

The royalties set forth hereinabove, shall constitute payment in full for the right to produce, perform and exhibit any television programs.

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12.3
Stage Rights. Company shall control stage rights, and if Company elects in its sole discretion to exploit the legitimate stage rights granted to Company hereunder, then Company agrees to split all legitimate stage revenue (including any producing fees or other revenue earned as part of the license of such live stage rights but excluding any revenue due Owner as a financier of any stage production) net of any actual out of pocket third party costs, with Owner fifty percent (50%) to each of Owner and Company.

13.	WARRANTIES AND REPRESENTATIONS. Owner warrants and represents (which representations and warranties shall survive the termination of this Agreement whether Company exercises the Option or not) that:

13.1	Owner is the sole owner of all Rights herein sold, transferred, granted, assigned and conveyed and purported to be sold, transferred, granted or assigned to Company, and Owner has the full and sole right and authority to sell, transfer, grant, assign and convey such Rights;

13.2
Except as set forth in the first (unnumbered) paragraph of this Agreement, the Property has not been published or registered for copyright or trademark in the United States or elsewhere but may be validly copyrighted or registered for copyright and/or trademark in the United States of America and likewise to the best knowledge of Owner may be protected elsewhere so far as the laws of other places and countries provide for such protection;

13.3	The Property is not in the public domain except to a minor extent;

13.4	No part of the Rights herein conveyed has in any way been encumbered, conveyed, granted or otherwise disposed of (other than pursuant to the Universal Agreement, and Owner represents that the Universal Agreement has expired and all of Owner's rights which were under option to Universal are the sole property of Owner), and all such Rights are therefore free and clear of any and all liens, claims, charges or encumbrances whatsoever in favor of any party whatsoever, and said rights and the full right to exercise the same have not been in any way prejudiced, limited, diminished or impaired;

13.5	To the best of Owner's knowledge, the title or titles of the Property may be legally used by Company in the exercise of all or any of the Rights herein conveyed or agreed to be conveyed, and such use will not infringe upon the federal, state or common law trademark, service mark or trade name of any third party;

13.6	The use, reproduction, performance or exhibition of the Property, and the exercise of any of the Rights herein granted or conveyed, or agreed to be conveyed, will not in any way infringe upon any copyright, trademark, common law, literary, dramatic, or motion picture rights or to the best knowledge of Owner, any other rights of any party whatsoever or constitute a libel or defamation of, or invasion of any rights (including, without limitation, the right of privacy or publicity) of any party;

13.7	Neither Owner nor Author has done, and neither Owner nor Author will do, any act or thing that will or may in any way prevent or interfere in any manner with the full and exclusive enjoyment by Company of any of the Rights herein granted, conveyed or agreed to be granted or conveyed or which will, or may, impair, impede, invalidate or encumber any such Rights;

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13.8
There are no claims or litigation pending, outstanding or, to the best knowledge of Owner, threatened that adversely affect, or that may in any way prejudice, Owner's exclusive rights in the Property or any of the Rights herein granted, conveyed or agreed to be granted or conveyed, or the copyrights or trademarks therein. Without limiting the foregoing, Owner represents and warrants that the litigation filed against Universal and Owner described as the "Powers Claim" in the Universal Agreement has been adjudicated to a final conclusion and all claims against Owner and Universal were dismissed with prejudice;

13.9	The Rights herein granted, conveyed or agreed to be granted or conveyed have never been exercised by Owner or any third party;

13.10	The Property and all Characters depicted therein are wholly original with Owner (the sole author thereof) in all respects except to a minor extent in the public domain;

13.11	Other than the Universal Agreement, Owner has not negotiated or entered into any agreement, written or oral, granting any rights of any kind or nature in connection with any actual or proposed merchandising of the Work or the Property; and

13.12	As previously provided in Section5.4hereinabove, Owner represents and warrants that Owner has provided Company with copies of all the screenplays developed by Universal and/or DreamWorks to which Owner or any member of Owner or to which Author had access while the project was under option to Universal and/or DreamWorks as set forth in Exhibit "A" (and to the best knowledge of Owner: such materials constitute all such materials and the aggregate hard cost investment in development at Universal and/or DreamWorks does not exceed $2,000,000). Company makes no warranties, express or implied, other than as specifically set forth in this Agreement.

14.	INDEMNITY.

14.1	Owner shall indemnify and hold Company and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, "Company Indemnitees") harmless from and against any claims, charges, damages, costs, expenses (including reasonable outside attorneys' and outside accountant's fees and disbursements), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever (collectively, "Expenses") which may be made, asserted, maintained, sustained, incurred or suffered by or secured against or imposed upon any Company Indemnitee(s), by reason of the breach of any of Owner's warranties, representations or undertakings under any provision of this Agreement or by reason of Owner's or Author's intentional torts or reckless or grossly negligent conduct. Company shall defend (selecting its own counsel), indemnify and hold Owner and Owner's assigns and representatives (collectively "Owner Indemnitees") harmless from and against any and all Expenses suffered or incurred by Owner (Owner Indemnitees), arising out of or by reason of or resulting from any third party claim which (a) is based upon material not written by Owner or Author and created by Company, it's agents, employees, and/or representatives for inclusion in and included in any Motion Picture (if any) based, in whole or in part, on the Property, or (b) arising out of the development, production, distribution and/or other exploitation of a Motion Picture produced by Company based upon the Property and/or ancillary rights therein, except to the extent such Expenses are subject to or covered by Owner's indemnification obligations hereunder.

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14.2
Notwithstanding the foregoing, if any claim is asserted or any legal proceeding is commenced by a third party against Company or against both Company and Owner and/or Author, alleging that a Motion Picture based on the Property or materials created by Company in connection with the development or production of such Motion Picture infringe or violate the rights of the claimant by reason of facts which, if true, would cause the claim (or Expenses arising therefrom) to be subject to or covered by Owner's indemnification obligations hereunder ("Claim"), Company will defend such Claim on behalf of itself and (if applicable) Owner; provided, that if Company at any time determines in good faith, based upon such information as may then be available to Company, that there has been an actual breach of Owner's representations and warranties hereunder, Company shall have no further obligation to defend Owner with respect to such Claim. If Company undertakes Owner's defense in connection with any such Claim (or in connection with any other matter): (i) Owner shall give Company prompt written notice of the Claim and shall cooperate fully with Company and comply with Company's reasonable and lawful instructions in connection with the defense thereof, (ii) Company shall control the defense of any such Claim and shall have the right to dispose of and/or settle such Claim as Company deems appropriate, and (iii) neither Owner nor Author shall compromise or settle any such Claim without Company's prior written consent. Owner may have his/her own counsel present, at Owner's sole expense, but Company shall have the sole right to control the legal defense of any such Claim, including the right to select counsel of its choice and to compromise or settle any such Claim. Company shall not, as part of any settlement, make an admission of liability on behalf of Owner. Company shall notify Owner if Company intends to settle any Claim on behalf of both Company and Owner. If Owner advises Company that Owner does not wish Company to settle the Claim against Owner, and if Company is able to consummate such settlement for itself without settling the Claim against Owner on a basis which is no less favorable to Company than if the Claim against both Company and Owner were settled concurrently, and if not settling the Claim against Owner would not materially adversely affect any of Company's rights in any way, then Company shall not settle such Claim against Owner, but shall have no further obligation to defend or indemnify Owner in connection with such Claim.

14.3
Notwithstanding Company's defense or settlement of any Claim on behalf of itself and/or Owner, Company reserves all rights, both in equity and at law, against Owner (including the right to recover any Expenses incurred by Company in connection with the defense, settlement or other disposition of any such Claim) to the extent such Claim is subject to or covered by Owner's indemnification obligations hereunder. With respect to any action brought by Company against Owner pursuant to the preceding sentence, such action will be deemed to accrue on the date on which Company requests that Owner reimburse Company for Company's Expenses, it being agreed that Company shall not be required to make any such request in connection with any Claim until after the final disposition or settlement thereof.

14.4
Nothing contained in this Section shall affect the computation of Owner's Contingent Compensation, if any, in connection with the Picture or limit in any respect the amounts deductible by Company or otherwise as distribution expenses or Direct Costs in computing such participation

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15.	COPYRIGHT PROTECTION; FURTHER DOCUMENTS. Owner covenants that:

15.1
Protection of Copyright. Owner shall contracually require of all publishers of the Property that any future publication of the Property, or any part thereof, in any form shall be with all notice(s) of copyright in Owner's name as shall afford to the Property copyright protection in the United States and all countries adhering to the Berne Convention, the Pan American Copyright Convention and the Universal Copyright Convention. Owner will do all acts reasonable and necessary to prevent the Property and any portion thereof, now in existence or hereafter created, from falling into the public domain. In any grants or agreements hereafter made or entered into by Owner concerning the Property, Owner will expressly except and reserve all Rights granted to Company.

15.2	Enforcement of Rights. Subject to the Owner's Reserved Rights, Company shall have the benefit of all copyrights and trademarks in the Property and all remedies for enforcing such copyrights and/or trademarks with respect to the Rights. In Company's sole judgment Company may join Owner as a party plaintiff or defendant in any action or proceeding relating to the Rights. All damages, penalties, settlements and profits relating to or arising from any interference with or infringement of any of the Rights are hereby assigned to Company. Owner shall fully cooperate with Company in connection with any suit or action threatened or instituted by or against Company relating to any Rights.

15.3
Further Documents. Owner agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered to Company, at Company's expense (provided, that Company shall not be responsible for any fees which may be incurred by Owner to have any such instruments reviewed by Owner's legal counsel), any instruments consistent herewith that may be reasonably necessary, proper or expedient in the reasonable opinion of Company to carry out and effectuate the purposes and intent of this Agreement. In the event of the failure of Owner to execute any of the aforementioned instruments within five (5) business days after the earlier of (a) Owner's actual receipt of Company's request to do so, or (b) Owner's deemed receipt of Company's request to do so pursuant to Section 29 (Payments and Notices) below, in order to permit Owner an opportunity for review and requesting changes consistent herewith, Owner hereby irrevocably nominates, constitutes and appoints Company Owner's true and lawful attorney-in-fact, which constitutes a power coupled with an interest, with the right to execute and f ile all such documents and to do any and all acts and things necessary with respect to such documentation. Company shall provide Owner with courtesy copies of any such instruments executed in Owner's name; provided, that Company's failure to do so shall not be deemed to be a breach of this Agreement. Company shall provide Owner with courtesy copies of any such instruments executed in Owner's name; provided, that Company's inadvertent failure to do so shall not be deemed to be a breach of this Agreement.

16.	OWNER'S NAME AND LIKENESS AND THEIR USE. Owner grants to Company the right throughout the universe, in perpetuity (but not less than the term of copyright and any renewals, extensions, restorations or resuscitations of same), to use and reproduce the name, sobriquet, and, with respect to Author, likeness (provided, however, that Author shall have the right to submit posed publicity stills reasonably acceptable to Company, it being understood that all "behind-the-scenes" and candid photography of Author shall be deemed pre-approved) and pre- approved biography of Owner and Author and the name and/or logo of Owner and Author in connection with the Property and/or any Motion Picture based in whole or in part on the Property or any Rights herein conveyed, and/or in connection with the advertising, promotion, exhibition, distribution or other exploitation of the Property and/or any such Motion Picture, and/or in connection with any so-called "commercial tie-ups," merchandising and/or the advertising or publicizing of any commodities, products or services relating or referring to the Property or any such Motion Picture including all products, commodities and/or services relating to the Motion Picture, by Company and/or its parents, affiliates or subsidiaries and/or in connection with general corporate or institutional uses (e.g., trade shows, Company promotions, financial prospectuses and/or annual reports) or for promotion of their products; provided that neither Owner nor Author will be represented as endorsing any such commodity, product or service without Owner's priorconsent.

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17.	CONSENTS AND RELEASES. If Company determines that the consent and release of any other person or entity are required in connection with Company's exercise of any of the Rights, or Company is required to obtain additional rights from the creator(s) of a guest character, Owner shall use Owner's best efforts to procure and submit to Company, in form and substance approved by Company, signed consents and releases and/or a grant of additional rights, from any such person(s) or entity (ies) as Company, in its sole discretion, may require. In connection therewith, Owner will provide Company with executed original copies of any consents or releases or rights grants previously obtained by Owner in connection with the Property.

18.	CREDIT. Provided that Owner is not in default and subject to any applicable guild restrictions and/or collective bargaining agreements (including, without limitation, the Writers Guild Of America Basic Agreement), if Company produces a theatrical Motion Picture based substantially on the Work, credit shall be accorded as follows:

18.1
On Screen. On all positive prints of each theatrical Motion Picture based upon the Work, in the main titles (i.e., where the individual credits for the producer, director and the writer appear, whether located at the beginning or the end of the Motion Picture), source material ("Source Material") credit on a separate card in substantially the following form: (i) if the title of the Motion Picture is different from the Work, "Based on Platinum Studios' comic book `Cowboys and Aliens' created by Scott Mitchell Rosenberg"; or, (ii) if the title of the Motion Picture is the same as the Work, "Based on Platinum Studios' comic book created by Scott Mitchell Rosenberg"; provided if at the time of completion of principal photography of the First Picture no comic book has been published or readied for publication, the credit shall be as follows (subject to any limitations or credit requirements set forth in the Writers Guild of America Agreement ("WGA Agreement"): (i) if the title of the Motion Picture is different from the Work, "Based on the story `Cowboys and Aliens' created by Scott Mitchell Rosenberg"; or, (ii) if the title of the Motion Picture is the same as the Work, "Based on the story created by Scott Mitchell Rosenberg".

18.2	In Paid Advertising. Subject to the exclusions and exceptions set forth in Section 18.4 below and those of any third party distributor(s) of such Motion Picture, credit in the form set forth in Section 18.1 above, as applicable, in the billing block portion of all paid advertising relating primarily to the Motion Picture, issued by, or under the direct control of, Company ("Paid Ads").

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18.3
On Merchandising/Interactive Items. Credit in the form set forth in Section 18.1 above, as applicable, shall be accorded in the billing block in any merchandising or interactive item if a billing block is included therein, and if there is no billing block in a merchandising or interactive item then, in substantially the form "based on Platinum Studios' comic book created by Scott Mitchell Rosenberg" so long as there is reasonable space to affix such credit.

18.4
Exclusions and Exceptions. Company's Paid Ads credit obligations shall not apply to the following Paid Ads (hereinafter "Excluded Ads"): group, list, institutional or so-called teaser advertising; special advertising (e.g., announcements of commencement and/or completion of principal photography, advertising regarding box office gross receipts, etc.), announcement advertising; advertising relating primarily to any member of the cast, the director(s), writer(s) or any other personnel involved with the production of the Motion Picture; so-called "award" or "congratulatory" advertisements, including advertisements or announcements relating to consideration or nomination for an award; trailers (including promotional films) or other screen, radio or television advertising; advertising in narrative form; advertising for film festivals, film markets and the like; advertising one-half page (or the equivalent in SAUs) in size or less; outdoor advertising (including, but not limited to, so-called 24-sheets); theater display advertising; advertising in which no credit is accorded other than credit to actors and/or the Company and/or to any other company financing or distributing the Motion Picture. The following shall not be considered Paid Ads or Excluded Ads for any purpose hereunder: videocassettes, videodiscs and other home video devices and the covers, packages, containers or jackets therefor (collectively, "Video Items"); publicity and promotional items and materials; advertising relating to subsidiary or ancillary rights in the Motion Picture (including, but not limited to novelizations, screenplays, "Making of' books, "film diaries" or other publications, products, merchandising, music publishing or soundtrack recordings); voiceovers; advertising, publicity and exploitation relating to by-products or commercial tie-ins; and other advertising not relating primarily to the Motion Picture.

18.5
Excluded Ad Tie-In. If the screenwriter(s), director and/or producer of a theatrical Motion Picture is accorded individual credit in the billing block of any Excluded Ads, or the packaging or covers for Video Items or for any soundtrack recordings or novelization in connection with the Motion Picture ("Ancillary Items"), then Owner's credit shall also be accorded in the billing block of said Excluded Ads or on the packaging for such Video Items or Ancillary Items, as applicable; provided the foregoing shall not apply to award, congratulatory, or nomination ads where only the individual being honored and/or the sponsor of suchadvertisement is mentioned, group, special, institutional, film market, film festival, teaser or radio advertising and/or the audio portion of any television advertising (collectively, "Special Ads"). Nothing in this Section 18.5 shall derogate from Owner's right to credit pursuant to Section 18.3 above.

18.6
General Terms. The position of such credit and all other matters with respect to such credit shall be determined by Company in its sole discretion. Any reference to the "title" of the Motion Picture shall be deemed to mean the "regular" title unless such reference is specifically made to the "artwork" title. No casual or inadvertent failure to comply with the provisions of this section nor any failure by third parties to comply with their agreements with Company shall constitute a breach of this Agreement by Company. Company shall notify third party distributors of the Picture with whom company is in privity of contract of the credit provisions of this Section 18, but no casual or inadvertent failure to comply with the provisions of this section nor any failure by third parties to comply with their agreements with Company shall constitute a breach of this Agreement by Company. Company shall have the right in its sole discretion to accord more favorable credit(s) than provided for herein. In the event of Company's failure to comply with any of its credit obligations hereunder, Company shall, upon receipt of written notice of such failure, use reasonable efforts to correct such failure in Paid Ads and prints for the Motion Picture on a prospective basis only, i.e., those Paid Ads (if any) and/or prints (if any) prepared after Company's receipt of such notice (allowing for adequate time after receipt of notice to implement such correction).

18.6
General Terms. The position of such credit and all other matters with respect to such credit shall be determined by Company in its sole discretion. Any reference to the "title" of the Motion Picture shall be deemed to mean the "regular" title unless such reference is specifically made to the "artwork" title. No casual or inadvertent failure to comply with the provisions of this section nor any failure by third parties to comply with their agreements with Company shall constitute a breach of this Agreement by Company. Company shall notify third party distributors of the Picture with whom company is in privity of contract of the credit provisions of this Section 18, but no casual or inadvertent failure to comply with the provisions of this section nor any failure by third parties to comply with their agreements with Company shall constitute a breach of this Agreement by Company. Company shall have the right in its sole discretion to accord more favorable credit(s) than provided for herein. In the event of Company's failure to comply with any of its credit obligations hereunder, Company shall, upon receipt of written notice of such failure, use reasonable efforts to correct such failure in Paid Ads and prints for the Motion Picture on a prospective basis only, i.e., those Paid Ads (if any) and/or prints (if any) prepared after Company's receipt of such notice (allowing for adequate time after receipt of notice to implement such correction).

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18.7
Credit on Television Productions. Owner shall receive the following credit on each television Motion Picture based upon the Work: source material ("Source Material") credit on a separate card in substantially the following form: (i) if the title of the television production is different from the Work, "Based on Platinum Studios' comic book `Cowboys and Aliens' created by Scott Mitchell Rosenberg"; or, (ii) if the title of the television production is the same as the Work, "Based on Platinum Studios' comic book created by Scott Mitchell Rosenberg". Provided if at the time of completion of principal photography of the television production no comic book has been published or readied for publication, the credit shall be as follows (subject to any limitations or credit requirements set forth in the WGA Agreement): (i) if the title of the television production is different from the Work, "Based on the story `Cowboys and Aliens' created by Scott Mitchell Rosenberg"; or, (ii) if the title of the television production is the same as the Work, "Based on the story created by Scott Mitchell Rosenberg. Such credit shall be in the main titles (i.e., where the individual credits for the producer, director and the writer appear, whether located at the beginning or the end of the television production), provided inclusion of such credit in the main titles shall be subject to the approval of the network or other broadcasting entity approval, which Company shall use good faith efforts to obtain.

19.	RIGHTS AND REMEDIES. Provided Company pays the Purchase Price, the rights and remedies of Owner and/or Author in the event of a breach of the provisions of the Agreement, including without limitation any failure to comply with the credit provisions set forth above, shall be limited to an action at law for money damages, if any, actually suffered by Owner and/or Author and in no event shall Owner or Author be entitled to rescind or terminate this Agreement or to receive injunctive or other equitable relief, including without limitation enjoining or restraining the distribution or exhibition of any Motion Picture or any advertising, publicity or promotion issued in connection therewith or to recover consequential, incidental and/or special damages.

20.	DEFINITIONS. As used in this Agreement:

20.1        Author. "Author" shall be deemed to include and be binding upon the heirs, executors, administrators, next of kin, successors and assigns of Author.

20.2           Company. "Company" shall be deemed to include its successors and assigns.

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20.3
Motion Picture. "Motion Picture," or its equivalent, means and includes motion pictures, cinematography, films, television productions and photoplays of every kind and character whatsoever, including the sound records thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical, digital or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, pictures, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on material of any description (whether translucent or not) for later projection or exhibition in such manner that the same are, or appear to be, in motion on screen, mirror, tube or other medium or device, whether or not accompanied by sound records and whether now or hereafter known, invented, devised or contemplated.

20.4
Remake. "Remake" shall mean a Motion Picture other than the first Motion Picture based upon the Property in which (i) the principal character (s) are principal characters in the Property and (ii) said character(s) are shown as participating for the most part in the same events inwhich said character(s) participated in (A) the Property or (B) the first Motion Picture based upon the Property or (C) any prior Remake or Sequel to the first Motion Picture based upon the Property. The term "Remake" does not include Sequels, or foreign, shortened, or expanded versions of a prior Motion Picture

20.5
Sequel. "Sequel" shall mean a Motion Picture other than the first Motion Picture based upon the Property in which (i) the principal character(s) are principal characters in the Property; and (ii) said character(s) are shown in new or different events than those in which such character(s) participated in (A) the Property or (B) any prior Motion Pictures based on the Property or Remake or Sequel thereto; provided, however, for purposes of this Section 20.5, if the only characters who appear in both the initial Motion Picture based upon the Property and a subsequent Motion Picture based thereon are real people and/or characters in the public domain, the subsequent Motion Picture shall not be deemed a "Sequel" unless it is intended to be marketed as a "Sequel" to the prior Motion Picture. The term "Sequel" shall be deemed to include a "prequel" but does not nclude any Remake.

20.6	Event of Force Majeure. The following shall be deemed to be an "Event of Force Ma}eure": If as a result of any At of God, war, accident, fire, strike, lock out or other labor controversy, riot, civil disturbance, act of public enemy, law, enactment, rule, restraint, order or act of any governmental instrumentality or military authority, failure or inability to obtain any necessary permit or license, failure of technical facilities, inability to obtain sufficient labor, technical or other personnel (including, without limitation, cast or crew members), failure, delay or reduction in transportation facilities or water, electricity or other public utilities, death, disability, disfigurement (with respect to cast only) or unavailability of or inability to obtain life, accident, cast or health insurance or inability to obtain visas, labor permits or other governmental licenses for a principal member of the cast or the director, death, disability or unavailability of the producer or other cause not reasonably within Company's control or which Company could not by reasonable diligence have avoided, Company is hampered in the development and production of the Motion Picture or Company's normal business operations become commercially impracticable.

21.
NO DEROGATION OF RIGHTS. Nothing contained in this Agreement shall derogate from or be prejudicial to any rights, licenses, privileges or property which Company now or at anytime hereafter may be entitled to as a member of the public, if this Agreement were not in existence; provided nothing in this Section 21 shall limit Company's express contractual obligations to Owner under this Agreement including with respect to Sequels, Remakes and other productions.

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22.
ENTIRE AGREEMENT. This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations relating in any way to the subject matter hereof (i.e, the option of the Rights in the Work to Company). Nothing in this Agreement shall alter or derogate from the rights of either party with respect to Paragraph 2 of the letter agreement ("Letter Agreement") between Company, Owner and Author with respect to the producing services of Author, which paragraph of such Letter Agreement is infull force and effect unless and until superceded by long form documentation, which the parties agree to negotiate expeditiously and in good faith pursuant to the terms of the Letter Agreement. Said paragraph 2 of the Letter Agreement, as it may be superceded by long form documentation shall be referred to herein as the "Producing Agreement"). No modification, alteration or amendment of this Agreement shall be valid or binding unless it is in writing and signed by the party to be charged with such modification, alteration or amendment. No officer, employee or representative of Company has any authority to make any representation or promise not contained in this Agreement and Owner acknowledges that Owner has not executed this Agreement in reliance upon any promise or representation not expressly set forth in this Agreement. Notwithstanding the foregoing, Owner and Company have entered into a side letter agreement dated as of July 7, 2003 regarding the rights and obligations of Company and Owner to each other regarding the Property, provided nothing in such side letter shall derogate from the rights of Columbia so long as Columbia has any interest in the Property or any motion pictures or other rights derived therefrom.

23.	NO PARTNERSHIP, ETC. Nothing herein contained shall constitute a partnership between, or joint venture by, the parties hereto or constitute either party the agent of the other. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party whether referred to herein or not.

24.	WAIVER OF BREACH. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any preceding or succeeding breach hereof.

25.	EFFECT OF INVALIDITY. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

26.	SECTION HEADINGS. Section headings as used in this Agreement are for convenience only and are not a part hereof, and shall not be used to interpret any provision of this Agreement

27.	ASSIGNMENT. Company shall be free to assign this Agreement and its rights hereunder, and to delegate its duties at any time and from time to time, in whole or in part, to any person or entity, and upon such assignment, Company shall be released and discharged of and from any and all of its duties, obligations and liabilities arising under this Agreement if such assignment is to: (i) a person or entity into which Company merges or is consolidated or (ii) a person or entity which acquires all or substantially all of Company's business and assets or (iii) a person or entity which is controlled by, under common control with, or controls Company or (iv) any major motion picture company, United States television network or (v) other similarly financially responsible party who assumes in writing the performance and obligations of Company hereunder to be performed from and after such assignment. Owner may not assign this Agreement or Owner's rights hereunder, or delegate Owner's duties under this Agreement in whole or in part. Notwithstanding the foregoing, Owner shall have the right on a one time basis to assign Owner's rights to receive proceeds actually payable to Owner under this agreement to a third party, upon written notice to Company, and execution by Owner and such third party of appropriate documentation in connection therewith.

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28.	GOVERNING LAW: LEGAL PROCEEDINGS.

28.1
THE INTERNAL SUBSTANTIVE LAWS (AS DISTINGUISHED FROM THE CHOICE OF LAW RULES) OF THE STATE OF CALIFORNIA AND THE UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN CALIFORNIA SHALL GOVERN (i) THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, (ii) THE PERFORMANCE BY THE PARTIES OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER, AND (iii) ALL OTHER CAUSES OF ACTION (WHETHER SOUNDING IN CONTRACT OR IN TORT) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT.

28.2
Legal Proceedings - Arbitration. The parties agree that, except as otherwise required by any applicable guild collective bargaining agreement, any and all disputes or controversies of any nature between them arising at any time (whether or not relating to any Motion Picture based upon or adapted from the Property or to any of the matters referred to in clauses (i), (ii) and/or (iii) of Section 28.1 above, shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a single neutral arbitrator ("Arbitrator"). The Arbitrator shall be an attorney or retired judge with at least ten (10) years experience in the motion picture industry (e.g., the arbitrators designated in the DGA, SAG or WGA agreements or persons having comparable qualifications) and shall be mutually agreed upon by Company and Lender. If Company and Lender are unable to agree on an Arbitrator, the Arbitrators shall be appointed by the AAA. The fees of the Arbitrator shall be borne equally by Company and Lender, provided that the Arbitrator may require that such fees be borne in such other manner as the Arbitrator determines is required in order for this arbitration clause to be enforceable under applicable law. The parties shall be entitled to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure, provided that (a) the Arbitrator must authorize all such discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (b) discovery shall be limited to depositions and production of documents unless the Arbitrator finds that another method of discovery (e.g., interrogatories) is the most cost efficient method of obtaining the information sought. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator's decision. If neither party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the Arbitrators' decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Superior Court, which may be made ex parte, for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the award of the Arbitrator shall be appealed to three (3) neutral arbitrators (the "Appellate Arbitrators"), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party shall file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party shall file its brief within thirty (30) days thereafter. The Appellate Arbitrators shall thereupon review the decision of the Arbitrator applying the same standards of review (and. all of the same presumptions) as if the Appellate Arbitrators were a California Court of Appeals reviewing a judgment of the Superior Court, except that the Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitrator. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Superior Court, which may be made ex parte, for confirmation and enforcement of the award. The party appealing the decision of the Arbitrator shall pay all costs and expenses of the appeal, including the fees of the Appellate Arbitrators and the reasonable outside attorneys fees of the opposing party, unless the decision of the Arbitrator is reversed, in which event the expenses of the appeal shall be borne as determined by the Appellate Arbitrators. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Prior to the appointment of the Arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, Company may seek pendente lite without thereby waiving its right to arbitration of the dispute or controversy under this section. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The provisions of this Paragraph 28.2  shall supersede any inconsistent provisions of any prior agreement between the parties.

29.
NOTICES AND STATEMENTS. All notices, payments and statements which either party hereto is required, or may desire, to give to the other shall be given by addressing the same to the other at the address set forth below or at such other addresses as may be designated in writing by such party in a notice to the other given in the manner prescribed in this Section. All such notices shall be sufficiently given when deposited, so addressed, postage prepaid, in the United States mail and/or when the same are delivered, so addressed, by fax and/or by telegraph and/or by personal delivery and the date of such mailing, faxing, telegraphing, and/or personal delivery shall be the date of the giving of such notices. The addresses to which notices, payments or statements shall be given are the following:

To Owner:

C/o Wyman & Isaacs, LLP
8840 Wilshire Boulevard, 2nd Floor
Beverly Hills, California 90211
Attention: Bob Wyman
Telefax: (310) 358-3224

To Company:

10202 West Washington Boulevard

Culver City, California 90232
Attention: Executive Vice President, Legal Affairs Telefax: (310) 204-2713

30.	NO OBLIGATION TO EXERCISE RIGHTS. Nothing contained in this Agreement shall obligate Company to use or exercise any of the rights transferred to Company.

31.	BREACH TIE-IN. Any breach by Owner of this Agreement shall also be deemed a breach by Owner and Author of the Producing Agreement, and any breach by Owner or Author of the Producing Agreement shall also be deemed a breach of this Agreement.

32.	CONCURRENT EXECUTION. Concurrently with the execution of this Agreement, Owner shall execute and deliver to Company a short form Option Agreement and Copyright Assignment in the forms attached hereto as Exhibits "B" and "C," respectively. The Copyright Assignment shall not be recorded unless and until Company has exercised the Option, at which time, but not before, Company shall have the right to insert therein as the effective date thereof the date on which the Option was exercised.

Please confirm your acceptance of the foregoing by signing where indicated below.

Very truly yours,

Escape Artists Production, LLC

PLATINUM STUDIOS, LLC
/s/David J. Bloomfiled	/s/ Scott Mitchell Rosenberg

Title Executive Vice President Legal Affairs	Chairman

I have read and understand the foregoing agreement and confirm the authority of Platinum Studios, LLC to grant the rights in accordance with the provisions thereof. As a material inducement to Company, I agree to abide and be personally bound by the terms and provisions of said Agreement

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as if I were a direct party thereto, and will look solely to Platinum Studios, LLC for payment for any and all compensation due to me in connection therewith.

/s/ Scott Mitchell Rosenberg

SHORT FORM OPTION AGREEMENT

TITLE:         "COWBOYS AND ALIENS"

ASSIGNOR: Platinum Studios, LLC

Platinum Studios, LLC ("Assignor"), for value received, hereby grants to Escape Artists Productions, LLC, having its principal office at 10202 West Washington Boulevard, Culver City, California 90232, USA ("Company"), the sole and irrevocable option to acquire from Assignor all right, title and interest (except for certain rights expressly reserved by Assignor), in and to the literary work ("Property") entitled "Cowboys and Aliens" written by Scott Mitchell Rosenberg ("Author") and registered by copyright in the United States Copyright Office on 20_ under Entry No.                                                    , including without limitation any and all copyrights therein and thereto (and all renewals, extensions, restorations and resuscitations thereof) and any and all rights (except for such reserved rights) whether now known and used, now known and hereafter used, or hereafter known and used, or devised under all such copyrights, for the entire universe, in perpetuity (but in any event for not less than the period of copyright and any renewals, extensions, restorations and resuscitations thereof), in any and all languages and in any and all media whether now known and used, now known and hereafter used, or hereafter known and used, or devised (collectively, the "Rights"). Without limiting the generality of the foregoing, the Rights shall in any and all events include, without limitation, all right, title and interest in and to the following (except for and subject to the "Reserved Rights" as defined in the "Long Form Agreement" as such terms are defined below): (i) the sole and exclusive "Motion Picture" (as defined below) rights, including, without limitation, the sole and exclusive right to produce one (1) or more Motion Pictures or other derivative works (including, without limitation, sequels [including prequels], remakes, musicals and/or serials) based, in whole or in part, on the Property and the right to fix, release, distribute, exhibit, perform, transmit, broadcast, advertise, promote and otherwise exploit such Motion Pictures or other derivative works by any and all means and in any and all media whether now known and used, now known and hereafter used, or hereafter known and used, or devised, including, without limitation, all of the following: theatrical; non-theatrical (including airlines, ships and other carriers, military, educational, industrial and the like); pay-per-view; home video (including videocassettes, digital videodiscs, laserdiscs, CD-ROMs and all other formats); all forms of television (including pay, free, network, syndication, cable, satellite, high definition and digital); video-on-demand, near video- on-demand, and subscription-on-demand; all forms of digital or on-line exploitation, distribution and/or transmission (including, without limitation, the internet), CD-ROMs, fiber optic or other exhibition, broadcast and/or delivery systems and/or computerized or computer-assisted media; all rights of communication to the public, rights of distribution to the public, rights of making available or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more locations or parties, whether embodied or transmitted utilizing analog, digital or other format; (ii) all ancillary, incidental and subsidiary rights including, without limitation, all merchandising (e.g., games, computer, video and other electronic games, toys, comic books, so-called "making of' books, apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, co-

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promotions, music, music publishing, soundtrack, photonovel (using for example stills from the Picture with narrative text), novelization, screenplay publication, interactive media, multi-media; and theme park (or other "themed" or location-based attraction) rights in and to the Property; (iii) the right to make or publish excerpts, synopses or summaries of the Property not to exceed the lesser of one thousand (1,000) words or ten percent (10%) of the Work for purposes of advertising, publicizing or exploiting the foregoing rights in and to the Property; and (iv) subject to the Reserved Rights, the exclusive right to use the title or titles by which the Property may be now or hereafter known, or any components of any such title or titles (a) as the title of Motion Pictures and/or in connection with the advertising, marketing, publicity, promotion and other exploitation thereof, whether such Motion Pictures are based wholly or partially upon the Property, (b) in connection with songs, musical compositions, music or lyrics and/or phonorecords, whether or not included in any such Motion Pictures, and (c) in connection with the publication, recordation, performance and any other use whatsoever of the foregoing items. Upon the exercise of such Option, Company shall automatically and forthwith own and be vested with and, effective in such event, Company is hereby granted, all of such Rights.

 Assignor shall obtain or cause to be obtained all United States copyrights in and to the Property; and should Assignor fail to do so within five (5) business days after Company's request therefor (or such shorter period as may be required by exigent circumstances of which Company advises Assignor), Assignor hereby irrevocably appoints Company, and its agents and employees, as Assignor's attorney-in-fact, with full and irrevocable power and authority to do all such acts and things, and to execute, acknowledge, deliver, file, register and record said Property and all documents, in the name and on behalf of Assignor, as Company may deem necessary or proper to accomplish the same, this being a power coupled with an interest.

Company is empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature concerning all copyrights in and to the Property, or concerning any infringements of any such copyright, or any interference with any of the Rights hereby granted under said copyrights, in its own name or in the name of the copyright proprietor, but at the expense of Company, and, at its option, Company may join such copyright proprietor and/or the undersigned as a party plaintiff or defendant in any such suit, action or proceeding. Any recovery of damages or costs from infringement or violation of any such copyright or renewal copyright, so far as it arises from any violation of the Rights hereby assigned, is likewise assigned to and shall be paid to Company.

 As used herein, "Motion Picture", or its equivalent, means and includes motion pictures, cinematography, films and photoplays of every kind and character whatsoever, including the sound records thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, pictures, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on material of any description (whether translucent or not) for later projection or exhibition in such manner that the same are, or appear to be, in motion on screen, mirror, tube or other medium or device, whether or not accompanied by sound records and whether now or hereafter known, invented, devised or contemplated.

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This Short Form Option Agreement is subject to the terms and conditions of the long form Literary Option Purchase Agreement (the "Long Form Agreement") between Company and Owner dated as of February 15, 2002.

Executed as of this 15th day of February, 2002.

PLATINUM STUDIOS, LLC

By:	/s/ Scott Mitchell Rosenberg

Chairman

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STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

On                                  ,                                                       20_, before me,                                     , personally appeared personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged tome that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

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soundtrack, photonovel (using for example stills from the Picture with narrative text), novelization, screenplay publication, interactive media, multi-media, and theme park (or other "themed" or location-based attraction) rights in and to the Property; (iii) the right to make or publish excerpts, synopses or summaries of the Property not to exceed the lesser of one thousand (1,000) words or tern percent (10%) of the Work for purposes of advertising, publicizing or exploiting the foregoing rights in and to the Property, and (iv) subject to the Reserved Rights, the exclusive right to use the title or titles by which the Property may be now or hereafter known, or any components of any such title or titles (a) as the title of Motion Pictures and/or in connection with the advertising, marketing, publicity, promotion and other exploitation thereof, whether such Motion Pictures are based wholly or partially upon the Property, (b) in connection with songs, musical compositions, music or lyrics and/or phonorecords, whether or not included in any such Motion Pictures, and (c) in connection with the publication, recordation, performance and any other use whatsoever of the foregoing items.

Assignor shall obtain or cause to be obtained all United States copyrights in and to the Property; and should Assignor fail to do so within five (5) business days after Company's request therefor (or such shorter period as may be required by exigent circumstances of which Company advises Assignor), Assignor hereby irrevocably appoints Company, and its agents and employees, as Assignor's attorney-in-fact, with full and irrevocable power and authority to do all such acts and things, and to execute, acknowledge, deliver, file, register and record said Property and all documents, in the name and on behalf of Assignor, as Company may deem necessary or proper to accomplish the same, this being a power coupled with an interest.

Company is empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature concerning all copyrights in and to the Property, or concerning any infringements of any such copyright, or any interference with any of the Rights hereby granted under said copyrights, in its own name or in the name of the copyright proprietor, but at the expense of Company, and, at its option, Company may join such copyright proprietor and/or the undersigned as a party plaintiff or defendant in any such suit, action or proceeding. Any recovery of damages or costs from infringement or violation of any such copyright or renewal copyright, so far as it arises from any violation of the Rights hereby assigned, is likewise assigned to and shall be paid to Company.

As used herein, "Motion Picture", or its equivalent, means and includes motion pictures, cinematography, films and photoplays of every kind and character whatsoever, including the sound records thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, pictures, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on material of any description (whether translucent or not) for later projection or exhibition in such manner that the same are, or appear to be, in motion on screen, mirror, tube or other medium or device, whether or not accompanied by sound records and whether now or hereafter known, invented, devised or contemplated.

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Exhibit "A"

Universal Scripts:

Draft #1 - Steve Oedekerk First Draft, dated December 15, 1997 Draft #2 - Jeffrey Boam First Draft, dated October 15, 1998 Draft #3 - Chris Hauty First Revision, dated March 20, 2000 Draft #4 - Chris Hauty Second Revision, dated June 16, 2002

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Schedule 1

Platinum Studios Source Material (under option by Escape Artists):

Cowboys and Aliens treatment, written by Scott Rosenberg for Platinum Studios, LLC

Cowboys & Aliens treatment written by Gregory Noveck for Platinum Studios, LLC, dated May 13, 1997

Cowboys & Aliens treatment written by Martin Lodewijk as a work for hire for Platinum Studios, LLC, dated May 1, 1997

Cowboys and Aliens Graphic Novel (draft 1) written by Fred Van Lents

Cowboys and Aliens Graphic Novel (draft 2) written by Fred Van Lents

Cowboys and Aliens Graphic Novel Breakdown written by Fred Van Lents

Cowboys and Aliens Treatment written by Pat McGreal as a work for hire for Platinum Studios, LLC

Cowboys and Aliens Treatment written by David Quinn as a work for hire for Platinum Studios, LLC

Cowboys and Aliens Treatment written by Dan Mishkin as a work for hire for Platinum Studios, LLC

Cowboys and Aliens Treatment written by Mike Martin and Andy Mangels as a work for hire for Platinum Studios, LLC

Cowboys and Aliens Treatment written by Brain Augustine, as a work for hire for Platinum Studios, LLC, dated 1-28-00

Cowboys and Aliens Treatment written by Brain Augustine, as a work for hire for Platinum Studios, LLC, dated 8-1-00

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ESCAPE
A R T I S T S

DAVID J. BLOOMFIELD                                                              WRITER'S DIRECT DIAL
Executive Vice President                                                           Tel: 310.244.6631Fax: 310.204.2713
Business and Legal Affairs                                                     david_bloomfield@spe.sony.com

March 29, 2004

Bob Wyman
Wyman & Isaacs
8840 Wilshire Boulevard
2nd Floor
Beverly Hills, CA 90211

Re:           "Cowboys and Aliens"

Dear Bob:

References made to the Producing Agreement dated as of February 15, 2002 by and between Escape Artists Productions, LLC ("Company") and Scott Mitchell Rosenberg Productions ("Lender") f/s/o Scott Mitchell Rosenberg ("Producer").

This confirms the following:

1.
In the event a theatrical motion picture is produced based on the Property, then provided Producer is not in material uncured breach of the agreement, Producer shall be entitled to the producing fixed compensation, contingent compensation and credit set forth in the agreement (i.e., even if Producer is "Pay or Played" off the Picture and is not required to render any services in connection therewith Lender shall nonetheless be entitled to the compensation and credit set forth above).

2.	Subsequent Productions: In the event subsequent productions are produced based on theProperty, and provided Producer is not in material uncured breach, Producer shall be "locked for life" with respect to his fixed and contingent compensation and credit for such subsequent productions as set forth in the agreement (i.e., irrespective of the time period that may pass between the initial theatrical production and the subsequent production, whether Artist is required to render services, or whether any production's final negative cost exceeds the ingoing budget).

The balance of the terms and conditions shall be negotiated in good faith between the parties within Company's and Columbia Pictures' customary parameters for deals of this kind.

Warmest regards,

/s/ David J. Bloomfield
David J. Bloomfield
Title

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DAVID J. BLOOMFIELD                                                                     WRITER'S DIRECT DIAL
Executive Vice President                                                       Tel: 310.244.6631 Fax: 310.204.2713
Business and Legal Affairs                                                    david_bl oomfi eld@spe. son y. com

July 7, 2003

Bob Wyman
Wyman & Isaacs
8840 Wilshire Boulevard
2nd Floor
Beverly Hills, CA 90211

Re: "Cowboys and Aliens" / Option Purchase Agreement

Dear Bob:

As you know, Escape Artists Productions, LLC ("Company") is entering into an agreement with Columbia Pictures ("Columbia") pursuant to which the long form Option-Purchase Agreement (the "Option Purchase Agreement") dated as of February 16, 2002 by and between Company and Platinum Studios, LLC ("Owner") will be assigned to Columbia for further development and possible production (and all capitalized terms used herein without definition shall have the meanings set forth in the Option Purchase Agreement).

1
In the event that pursuant to paragraph 10.5 of the Option Purchase Agreement the Property reverts to Owner, Owner agrees that Company shall be entitled to a payment (a "Subsequent Production Payment") equal to the aggregate of (a) 50% of all payments received by Owner or its affiliates for the option, license, sale or other disposition of any rights in the Property to a third party net of third party agent and lawyer commissions not to exceed 15%, plus (b) 50% of all producing fees received by Scott Mitchell Rosenberg or his loan out company or any other principals of Owner or Owner's affiliates in connection with the Property net of third party agent and lawyer commissions not to exceed 15%; provided that the aggregate of all Subsequent Production Payments paid to Company shall be subject to a lifetime cap of$1.5 million dollars.

2.	In the event that Columbia abandons further development of the picture and Columbia's rights in the Option Purchase Agreement revert to Company, Company and Owner agree that the Option Purchase Agreement shall be deemed automatically amended as follows:

(a)           Paragraph 5.4 shall be deleted and the following inserted in lieu thereof:

"5.4
If Company in its sole discretion makes any payment in the form of a fixed amount (and excluding any payment in the form of contingent compensation) to Universal Pictures or any other third party other than Columbia or its affiliates (including, for example, any amount paid to an errors and omissions insurance carrier for an increased premium) in order to acquire rights or make settlements regarding previous materials developed based on the Property other than material developed by Columbia, then for the first Motion Picture based on or adapted from the Property only ("First Picture"), Company shall have the right to reduce thePurchase Price by an amount equal to 50% of any such payments until the Purchase Price has been reduced to One Million Two Hundred Fifty Thousand Dollars ($1,250,000); provided further, Owner shall have the right to participate in any settlement negotiations; and provided, further, that the first Fifty Thousand Dollars ($50,000) of the cost of any errors and omissions insurance premium beyond the customary premium for a typical studio theatrical motion picture shall be borne by Company. Notwithstanding the foregoing, if the First Picture is produced by Dreamworks or Universal there shall be no such right of offset. Further, if Company disregards a reasonable requirement of the errors and omissions insurance carrier or the domestic distributor's legal counsel, then Owner shall not be subject to offset for any claim arising out of such particular matter. Owner represents and warrants that Owner has provided Company with copies of all the screenplays developed by Universal and/or Dreamworks while the project was under option to Universal pursuant to the Literary Option Purchase Agreement dated as of May 16, 1997 between Universal and Owner, (the "Universal Agreement"), a complete list of which screenplays is set forth on Schedule 3 and incorporated herein by this reference (the "Universal Screenplays"), and to the best knowledge of Owner the aggregate hard cost investment in development at Universal and/or Dreamworksdoes not exceed $2,000,000."

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(b)	Paragraph 10.5 shall be deleted and the following inserted in lieu thereof:

"10.5
Reversion. All of Company's rights to the Property (excluding rights in any productions already produced and all ancillary rights in connection with exploitation of such productions, which rights in perpetuity shall be owned by Company [provided Company's merchandising rights shall terminate at the time of such reversion]) will thereafter revert to Owner if there is no production of a motion picture based on the Property within six (6) years or no subsequent production (whether a feature film, television production or video/dvd production) commences principal photography by the later of (i) six years after the initial general theatrical release of the preceding theatrical motion picture, or (ii) three years after the final initial broadcast of any television program (including any program distributed in the internet) based on the Property, or (iii) three years from the "street date" of any straight to video/DVD product (or on demand internet production) based on the Property (it being agreed that only "good faith first class" legitimate productions [i.e., not productions without commercial value created solely to prevent the reversion of rights per this Section] shall postpone the reversion of rights per this Section). If the Property reverts to Owner, then Company shall be entitled to a payment equal to 1.5% of the ingoing budget (i.e., the final approved budget as of the date of commencement of principal photography of the applicable production exclusive of bond, contingency, financing and overhead) payable upon commencement of principal photography of each subsequent motion picture (feature, television video/DVD or other). This payment for theatrical feature films will be capped at $1 million per production and for video and television production capped at one half the royalty payments for Owner referenced in Section 12.2 herein below; notwithstanding the foregoing, if (x) there is no animated production based on the Property commenced within four years from the initial general release of the preceding theatrical motion picture, (y) there has been no production commenced within the applicable time periods set forth in clauses (ii) or (iii) above and (z) no productions described in (i), (ii) or (iii) are in official pre-production nor has any party made a firm commitment (such as a pay or play commitment to a lead actor) for a subsequent such production, then the animated rights in the Property shall revert to Owner (subject to Company's right to royalty payments as set forth above); provided further, however, if Company is in active negotiations or engaged in active progress-to-production regarding production of an animated production based on the Property, then such animated rights shall not revert during the pendancy of such time period (and Owner agrees not to frustrate any such activities); provided in no event shall such time period be extended beyond the time periods set forth in clauses (i), (ii) or (iii) above. Notwithstanding anything to the contrary contained herein, Company shall retain the right to distribute, in perpetuity, any and all Motion Pictures (including television programs) which have been produced hereunder prior to such reversion."

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(c)	Paragraph 11 regarding merchandising shall be deleted and the following inserted inl ieu thereof:

"11.	MERCHANDISING.

11.1
Approvals and Controls/Consultation. Subject to Section 11.2.2 below, as between Company and Owner, all merchandising with respect to the Property and each Motion Picture and related rights with respect to the Property and each Motion Picture shall be exercised and controlled at all times by Company. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, and provided Owner is not in default of this Agreement, and that Owner has performed all material obligations to be performed hereunder, Company shall meaningfully consult with Owner with respect to Company's exploitation of its merchandising rights in connection with the Property, including, without limitation, agreements with respect thereto, and any images, style guides, and/or products Company creates; provided, however, that Company's decisions or those of Company's domestic distributor with respect to the exploitation of such rights shall be final and binding. In this respect, Company shall provide Owner with copies of deal memos for Owner's review prior to executing same, and upon Owner's request, Company shall provide Owner with copies of all executed deal memos and long form agreements

11.2	Merchandising Royalty Payments.

11.2.1
Domestic Territory/Studio Territory. In the domestic territory and in each territory that Company elects (or is required) to include merchandising in the license of rights to the domestic distributor ("Studio") (collectively, the "Studio Territory"), Owner shall be entitled to the following royalty: Thirty Five Percent (35%) of One Hundred Percent (100%) of "Net Merchandising Receipts" and Fifty Percent (50%) of One Hundred Percent (100%) of "Net Interactive Game Receipts". "Net Merchandising Receipts" shall be defined as gross merchandising receipts (including licensing fees received in connection with theme park rights) actually received by the Studio (net of returns and allowances) from licensing of the applicable rights in the Property in the Studio Territory after deduction of all unaffiliated third party royalties and participations (other than any participation payable to Escape Artists, LLC or its affiliates or principals), if any, actually paid by the Studio and unaffiliated foreign subagents fees (provided if any affiliate of the Studio is actually exploiting the rights (e.g., exploitation by Sony electronics to produce product using the name and logo of the Property) then only amounts received by the Studio from such affiliate shall be included as gross merchandising receipts and the terms of any agreement between the Studio and any such affiliate shall be comparable to an arms length transaction with an unaffiliated third party. "Net Interactive Game Receipts" shall be defined as gross receipts actually received by the Studio from exploitation of the applicable Rights (net of returns and allowances) from the Studio Territory from "Interactive Rights" (as defined in Section 11.2.4 herein below), after deduction of all unaffiliated third party royalties and participations (other than any participation payable to Escape Artists, LLC or its affiliates or principals), if any, actually paid by the Studio and unrelated foreign subsubagents fees, if any. In the event that the Studio alone or through anyaffiliated company without the involvement of any third party manufacturermanufactures an interactive video game then in lieu of the percentage of Net Interactive Game receipts set forth in this Section above Owner shall receive a royalty of Seven and One Half Percent (7.5%) of "gross sales" as computedand adjusted per MIB Agreement (as defined below), which provides as follows: " `gross sales' shall mean the gross sales price on all shipments ofthe product, after the deduction of all returns and uncollectible accounts. And actual deductions for cash, trade, quantity or freight discounts. Alltransactions between Company and affiliated parties shall be governed byarms-length negotiations and prices, discounts and other monetary items determined thereby shall be consistent with such terms given to unaffiliatedthird parties."

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11.2.2
Merchandising Outside of the Studio Territory. Company and Owner shall jointly control the merchandising rights (including interactive games) outside of the Studio Territory, and split all profits (after deduction of costs and third-party royalties) fifty percent (50%) to each of Owner and Company; provided, however, that if there is disagreement between Company and Owner regarding exploitation of the merchandising rights, Company's decisions shall be final and binding; provided, further, that in the event Company or its successor is not actively in the business of developing, producing or distributing Motion Pictures, then Owner's decisions shall be final and binding.

11.2.3
Hasbro First Look. Provided the Studio that is acquiring the rights to the First Picture in the domestic territory does not have a then pre- existing agreement with a toy company for toy merchandising, Company shall require the domestic distributor to give Hasbro a "first look" at entering into a licensing agreement for toy merchandising for the First Picture, provided if the studio and Hasbro do not enter into an agreement within 15 business days of commencement of negotiations, then the studio shall have no further obligation to Hasbro.

11.2.4
Interactive Rights Definition. "Interactive Rights" as used herein shall be as defined in the "Men In Black" Agreement ["MIB Agreement"] between Columbia Pictures and Malibu Comics, true and correct excerpts of which have been supplied to Company by Owner), which definition is as follows: (i) all interactive software in any delivery systems, including, without limitation, magnetic semiconductor and optical media, which is compatible with (A) video game console systems, (B) computer systems, (C) optical disc-based systems, such as CD-ROM, (D) coin actuated video game systems (i.e., interactive video entertainment which is enabled by insertion of a coin, token, or debit card), including upright and table-top models and kits and boards for the foregoing, and (E) hand-held video games, and (F) any location based video games, and (G) any variations of the above (including, e.g., virtual reality based on or derived from interactive software delivery systems as opposed to virtual reality presented in another manner, as, e.g., theatrically), and (ii) notwithstanding the reservation of rights, comic books published or appearing on video and video disc and optical disc-based systems to the extent that said comic books involve interactive choices by the reader resulting in different game play scenarios (as opposed to comic books using video, video disc or optical disc-based systems as a medium akin to traditional publishing to be read by a reader without interactive choices other than for storytelling purposes [such as branching stories]).

11.2.5
Merchandise Items Samples. Company shall cause the Studio to provide to Owner twenty (20) samples of each type of merchandise to Owner, excluding any items with a cost of $100 or more. Owner shall have the right to purchase any item of available merchandise at cost (but such items may not be resold)."

(d)	The following shall be added to the end f paragraph 18.1:

                  "In addition, subject to the approval of the Studio, Owner shall receive a nonanimated logo after the end titles of the Picture."

Wannest regards,

ESCAPE ARTISTS PRODUCTIONS, LLC

PLATINUM STUDIOS, LLC

By:	/s/ Scott Mitchell Rosenberg

Chairman

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